Exhibit (c)(9)

Mergerstat Review

Control Premium Data

Software Company Transactions (2007 - 2008)

		Descriptive Statistics (Group Medians)
	# of Deals	Revenue	EBITDA Margin	Deal Size	Unaffected Control Premium	MVTC / Revenue	MVTC / EBITDA
OVERALL SUMMARY	72	$89.30	11.0%	$234.72	24.0%	2.01	17.0

SORTED BY EFFECTIVE DATE
January to June 2007	30	$138.75	11.0%	$482.99	22.5%	2.14	16.7
July to December 2007	12	$79.22	13.6%	$225.50	16.0%	2.87	15.4
January to June 2008	16	$71.26	10.0%	$208.71	27.5%	1.81	17.1
July to December 2008	14	$77.86	10.7%	$152.82	31.0%	1.77	16.0

SORTED BY DEAL SIZE (Equity + Debt)
Less than $100 million	24	$28.01	2.9%	$42.54	32.5%	1.28	17.3
$100 million to $500 million	22	$86.67	11.8%	$221.53	24.0%	2.18	17.0
$500 million to $1 billion	10	$228.19	11.4%	$797.56	22.0%	2.81	21.3
More than $1 billion	16	$633.85	18.4%	$1,709.58	25.0%	3.61	14.9

SORTED BY FORM OF TRANSACTION
Acquisition	37	$98.01	10.9%	$232.27	28.0%	1.91	16.2
Going Private / MBO	18	$58.26	9.5%	$128.79	22.0%	1.87	16.9
Tender Offer	17	$146.92	12.4%	$322.06	23.0%	2.68	17.0

SORTED BY TYPE OF TRANSACTION
Financial / Conglomerate	14	$94.38	16.1%	$197.41	10.0%	3.03	15.8
Strategic (Horizontal & Vertical)	58	$89.30	9.2%	$248.07	25.5%	1.89	17.4

SORTED BY FORM OF CONSIDERATION
Cash Only	63	$108.06	11.1%	$258.98	23.0%	2.05	16.7
Cash / Stock / Other	6	$14.28	13.1%	$33.31	36.0%	3.84	19.4
Stock Only	3	$78.97	3.0%	$54.19	61.0%	0.69	16.1

Dispersion of Observed Control Premiums

Summary TRL Mergerstat Data